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                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES
                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                           Years Ended October 31,
                                                                      1999            1998            1997
                                                               ------------    ------------     -----------
Numerator:
     Net income                                                $      7,483    $      6,088     $     2,081
                                                               ============    ============     ===========

Denominator:
    Weighted average common shares outstanding                       17,357          17,366          17,611
    Net effect of dilutive stock options - based on the
       Treasury stock method using average market price                  62             467             368
                                                               ------------    ------------     -----------
    Weighted average common shares and common
       share equivalents                                             17,419          17,833          17,979
                                                               ============    ============     ===========

Basic earnings per share:                                              0.43            0.35            0.12
                                                               ============    ============     ===========

Diluted earnings per share:                                    $       0.43    $       0.34     $      0.12
                                                               ============    ============     ===========
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